Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

Petrogres Co. Limited	Marshall Islands
Petrogress Oil & Gas Energy, Inc.	Texas
Petronav Carriers LLC	Delaware
Petrogress Int’l LLC	Delaware